                      CROWN CENTRAL PETROLEUM CORPORATION
              One North Charles Street, Baltimore, Maryland 21201

                   Notice of Annual Meeting of Stockholders
                                April 27, 1995


                                    Baltimore, Maryland
                                         March 16, 1995


To the Stockholders of
CROWN CENTRAL PETROLEUM CORPORATION:

      Notice is hereby given that the Annual Meeting of Stockholders of Crown Central Petroleum Corporation will be held at the office of the Corporation, One
North Charles Street, Baltimore, Maryland on Thursday, the 27th day of April, 1995 at 2:00 o'clock in the afternoon, Eastern Daylight Time, for the following purposes:

1.   To  elect a Board of ten (10) directors,  each  to
serve until the next Annual Meeting of Stockholders and
until   his  or  her  successor  is  elected  and   has
qualified, eight (8) of such directors to be elected by the holders of the Class A Common Stock and two (2) of such directors to be elected by the holders of the Class B Common Stock, and

     2. To transact such other business as may properly come before the meeting.

The  Board of Directors has fixed the close of business
on   March  13,  1995  as  the  record  date  for   the
determination of stockholders entitled to notice of and to vote at the meeting.

Further  information regarding the meeting and nominees
for   election  as  Directors  is  set  forth  in   the
accompanying Proxy Statement.

By order of the Board of Directors,



                              DOLORES B. RAWLINGS
                              DOLORES B. RAWLINGS

Secretary



If you do not intend to be present at the meeting, please mark, sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the meeting. A return envelope is enclosed for your convenience.

                                  PROXY STATEMENT

This  statement  is  furnished in connection  with  the
solicitation  of  proxies on behalf  of  the  Board  of
Directors   of  Crown  Central  Petroleum   Corporation
("Crown"  or  the  "Company") for  use  at  the  Annual
Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing
Notice of Annual Meeting of Stockholders.

Execution  and return of the proxy in the  accompanying
form  will not in any way affect a stockholder's  right
to  attend the meeting and, if the proxy is revoked, to
vote  in person.  The stockholder giving the proxy  has
the  power  to  revoke  it at any  time  before  it  is
exercised by filing with the Secretary of the Company a
written  revocation or duly executed  proxy  bearing  a
later  date.   Presence  at the meeting  will  not,  of
itself, revoke the proxy.

The expense of the solicitation of proxies will be borne by the Company. In addition to mailings to stockholders, the officers and other regular employees of the Company may, to a limited extent, solicit proxies personally or by telephone or other electronic means. The Company will also request those persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others to forward copies of such material to the beneficial owners and to request authority for the execution of proxies.

                               Outstanding Stock

On   March   13,  1995,  the  Company  had  outstanding
4,817,392  shares of Class A Common Stock and 4,985,706
shares  of  Class B Common Stock.  The holders  of  the
Class  A  Common Stock are entitled to elect eight  (8)
directors, and the holders of the Class B Common  Stock
are entitled to elect two (2) directors (who may not be
employees  of  the  Company or any  subsidiary  of  the
Company).   Each  share  of Class  A  Common  Stock  is
entitled  to  one vote.  Each share of Class  B  Common
Stock  is  entitled  to one-tenth  (1/10)  vote.   Only
holders of record at the close of business on March 13, 1995 are entitled to vote at the meeting.

                             Election of Directors

At  the  Annual  Meeting, ten (10)  directors  will  be
elected, each to serve until the next Annual Meeting of
Stockholders  and  until his or her successor  is  duly
elected and has qualified.  Two (2) directors (who  may
not  be  employees of the Company or any subsidiary  of
the  Company)  will be elected by the  holders  of  the
Class  B  Common  Stock.  All other directors  will  be
elected  by the holders of the Class A Common Stock.  A
plurality  of  all  votes cast by  the  class  will  be
sufficient to elect a director.  Abstentions and broker
non-votes  will not be counted as votes cast.   All  of
the nominees are presently directors of the Company and
except  for  Mr.  Holzer  were elected  at  the  Annual
Meeting  of Stockholders on April 28, 1994.  There  are
no  family  relationships among any of  the  directors.
Edward   L.   Rosenberg,  Senior   Vice   President   -
Administration, Corporate Development  and  Long  Range
Planning,  and  Frank B. Rosenberg,  Vice  President  -
Marketing,  are brothers and are the sons of  Henry  A.
Rosenberg,  Jr.,  Chairman  of  the  Board  and   Chief
Executive   Officer.   There  are   no   other   family
relationships  among  any  of  the  directors  and  any
executive  officer.   Charles  L.  Dunlap's  employment
contract  with the Company provides that he will  serve
as  a  director.   There  is no  other  arrangement  or
understanding between any director and any other person pursuant to which the director was elected.

Proxies received will be voted in the manner directed in the proxy or, if no direction is made, for the election of the nominees named below. Although it is not expected that such a contingency will occur, if any nominee declines or is unable to serve, the proxies will be voted for a substitute nominee and unless otherwise directed, for the other nominees named below.


Name and Age on     Principle Occupation for last 5 years;    Director
 January 31, 1995   Directorships in Public Corporations      Since
- -----------------------  ---------------------------------------------     -----
- ------
To be elected by the holders of the Class A Common Stock:
JACK AFRICK         Retired. Formerly Vice Chairman, UST Inc.     1991
(66)                from September 1990 through May 1993;
                    Executive Vice President from May 1985
                    through September 1990;  President and
                    Chief Executive Officer, U.S. Tobacco
                    Company, a subsidiary of UST Inc. from
                    May 1987 through September 1990.  Also
                    a director of Duty-Free International, Inc.,
                    Tanger Factory Outlet Centers, Inc. and
                    Transmedia Network, Inc.

GEORGE L            President and Chief Executive Officer,        1992
BUNTING, JR.        Bunting Management Group since July 1991;
(54)                Chairman and Chief Executive Officer, Noxell
                    Corporation from April 1986 through June 1991.
                    Also a director of Mercantile Bankshares
                    Corporation, PHH Corporation and USF&G
                    Corporation.

MICHAEL F.          Director, Gulftech International, Inc. since  1991
DACEY               January 1995; North American Sector Executive
(50)                and Executive Vice President, The Chase
                    Manhattan Corporation and The Chase Manhattan
                    Bank, N.A. from December 1987 through December 1994.

CHARLES L. DUNLAP   President and Chief Operating Officer of the  1991
(51)                Company since December 1991; Executive Vice
                    President and Director, Pacific Resources Inc. from
                    July 1985 through November 1991.

ROBERT M.           Chairman of the Board and Chief Executive Officer,     1993
FREEMAN             Signet Banking Corporation since April 1990;
(53)                President and Chief Executive Officer from April 1989
                    through March 1990. Also a director of Signet
                    Banking Corporation.

PATRICIA  A.        Retired. Formerly Senior Vice President - Corporate    1989
GOLDMAN             Communications, USAir, Inc. from February 1988
(52)                through January 1994.  Also a director of Erie Indemnity
                    Company.

WILLIAM L. JEWS     President and Chief Executive Officer, Blue Cross and  1992
(43)                Blue Shield of Maryland since April 1993; President
                    and Chief Executive Officer, Dimensions Health
                    Corporation from March 1990 through March 1993;
                    President and Chief Executive Officer, Liberty Medical
                    Center, Inc., and St. Luke's Lutheran Holding Company
                    from June 1986 through February 1990.  Also a director
                    of NationsBank, N.A. and The Ryland Group.

HENRY A.            Chairman of the Board and Chief Executive Officer1955
ROSENBERG, JR.      of the Company since May 1975.  Also a director of
(65)                Signet Banking Corporation and USF&G Corporation.

Name and Age on     Principal Occupation for last 5 years;    Director
January 31, 1995    Directorships in Public Corporations      Since
- -----------------------   --------------------------------------------     ---
- --------

To be elected by the holders of the Class B Common Stock:
THOMAS M.           Retired.  Formerly Chairman of the Board,     1988
GIBBONS             The Chesapeake and Potomac Telephone Companies
(69)                (part of Bell Atlantic Corporation) from January 1990
                    through April 1990; President and Chief Executive
                    Officer from January 1983 through January 1990.

PETER J. HOLZER     Executive Vice President and Director - Strategic      1995
(49)                Planning & Development, The Chase Manhattan
                    Bank, N.A. since October 1990; Senior Vice President
                    and Sector Executive - International Individual Banking
                    from July 1987 through October 1990.

                              Board of Directors

The Board of Directors held ten meetings during the past year. All of the directors except for Mr. Jews attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which he or she served during the year.

                          Compensation Of Directors:

Each director who is not an employee of the Company or a subsidiary of the Company is paid $12,000 per year for serving as a director and a meeting fee of $600, plus travel expenses, for attendance at each meeting.
Each non-employee director who is a member of any committee of the Board of Directors other than the Executive Committee is paid $3,000 per year for serving on each such committee. The Chairman of any committee other than the Executive Committee is paid a fee of $1,000 for serving in that capacity. Directors who are employees receive no separate compensation for serving on the Board, on any Board committee or as Chairman of any committee. See the section Interest of Management and Others in Transactions with the Company and its Subsidiaries in this Proxy Statement for a description of Mr. Africk's consulting agreement under which he is paid a fee of $3,000 per month.

Effective  September  1, 1983  the  Company  adopted  a
Deferred  Compensation Plan for non-employee  directors
which  permits each such director to defer  all,  or  a
portion,  of his or her compensation for payment  after
his  or  her  termination  as  a  director.   The  Plan
provides for the accrual of interest quarterly on the funds at the 90-day Treasury Bill rate in effect at the beginning of the quarter. The director may elect to receive the deferred compensation in one lump sum payment or in a number of annual installments (not exceeding ten).

The standing committees of the Board of Directors include, in addition to the Executive Committee, which has the authority to act on behalf of the Board of Directors between meetings, the following:

Audit Committee:

During  the  past  year the Audit  Committee  has  been
composed  of  Messrs. Bunting, Dacey, Freeman,  McNair,
Taff and Africk, Chairman.  The Audit Committee met six
times  during the past year.  The functions which  this
Committee  performs  under  its  charter  include:  (i)
recommend   the   selection   of   independent   public
accountants  and  review  with the  independent  public
accountants that are selected the audit scope  and  the
results  of  the audit engagement; (ii) review  matters
pertaining  to  internal  audits  and  other   internal
control  procedures; (iii) review the audited  and  the
unaudited  statements to be submitted to the Board  for
approval; (iv) review substantial claims by or  against
the  Company; (v) review the Company's financing  plans
and  its  compliance with debt covenants;  (vi)  review
current   accounting-related  matters   affecting   the
Company; and (vii) review the effect of the scope of non-audit services rendered by the independent public accountants on their independence.

Executive Compensation And Bonus Committee:

During  the  past  year the Executive Compensation  and
Bonus  Committee has been composed of Ms.  Goldman  and
Messrs.   Dacey,  Jews,  McNair,  Thomas  and  Gibbons,
Chairman. The Committee met six times during  the  past
year.   The  Committee has the principal responsibility
for the administration of the Annual Incentive Plan and the 1994 Long-Term Incentive Plan and the authority and duty to submit recommendations to the Board with respect to the salaries of the Chairman of the Board and President. In addition, the Committee has the authority to submit recommendations to the Board with respect to plans for the compensation of executives of the Company, including amendments to any plans for compensation.

             Report Of Executive Compensation And Bonus Committee

Historically,  the  Executive  Compensation  and  Bonus
Committee  has  considered  a  number  of  factors   in
connection  with  its  approval  of  salaries  of   the
Company's  Executive Officers. The  officer's  position
description, salary history and individual  performance
as    reflected   in   the   Chairman's   report    and
recommendations   to   the  Committee   are   carefully
reviewed.  The  factors that are considered  in  fixing
officers'   salaries  are  not,  however,  assigned   a
specific  weight,  and they are not  directly  tied  to
Company   performance.   The   Company's   compensation
practices and those adopted by other companies  in  the
Baltimore  and  Houston  areas  as  well  as   industry
comparables  (which  to the extent practicable  reflect
median  data from companies of similar size and  focus)
are  also routinely considered.  Approximately half  of
the twelve companies most recently selected as industry
comparables  are included in the more  than  two  dozen
companies in the Value Line Integrated Petroleum  Index
shown on the Performance Graph in this Proxy Statement.
The   Company's  most  recent  review  of  compensation
practices  at  other companies suggests that  officers'
salaries  are generally below the median. The Committee
is,  to  the extent practicable, attempting  to  insure
that  increases in base salaries are targeted to median
levels.  The April 1994 increase of 4.8% in the  salary
previously established for Mr. Rosenberg in April  1992
reflects   the   Committee's   desire   to   move   his
compensation closer to the median salary for comparable chief executive officers. Base compensation for Mr.
Dunlap is determined by a five-year employment contract between the Company and Mr. Dunlap. The contract is described in this Proxy Statement in the section following the Summary Compensation Table.

In  1994,  the  Company adopted a new  form  of  Annual
Incentive Plan and, with stockholder approval, the 1994
Long-Term Incentive Plan.  These plans are intended  to
provide  additional incentives to officers  and  senior
managers  and  to pay for performance. Mr.  Rosenberg's
performance  under  these  plans  is  measured  by  the
Company's    pre-tax   profitability   with    specific
consideration  given  to  refining  gross  margins  and
marketing  profitability.   The  timely  completion  of
various programs intended to increase productivity is also considered.

The  1995 Annual Incentive Plan is a cash plan  offered
to   officers,   senior  management   and   other   key
operational   managers.  Minimum  performance   levels,
targets  and  maximum  awards are  established  by  the
Committee for each plan year.  Participants can earn  a
percentage  of  base  salary  and  from  25-60%  of   a
participant's award is based upon the individual's performance which is measured by the Crown management system. The balance of the award is determined by the Company's performance which is based upon Income Before
Income Taxes. Income Before Income Taxes must meet the annual minimum threshold approved by the Committee for any awards to be earned in a plan year.

The  1994  Long-Term  Incentive Plan  (the  "Plan")  is
designed to encourage a high level of performance  from
officers   and  key  employees  who  have   significant
responsibilities   and  who  can   contribute,   in   a
meaningful way, to the success of the Company  and  its
subsidiaries.   The Plan provides for  Awards  of  Non-
qualified  Stock  Options  for  the  purchase  of   the
Company's  Class B Common Stock and Performance  Vested
Restricted Stock ("PVR Stock") which is also awarded in shares of Class B Common Stock. Awards are made by the Executive Compensation and Bonus Committee, and no participant may receive more than 150,000 shares of Option Stock or 50,000 shares of PVR Stock in any one year.

Performance Vested Restricted Stock is issued to a participant subject to the attainment of performance goals and the satisfaction of various restrictions established by the Committee. The performance goals are currently based upon the Company's Net Margin which is defined in the Plan as Refining Gross Margin minus
Total Refining Costs plus the Marketing Contribution minus Administrative Cost. In addition, Income Before
Income Taxes must meet the minimum threshold approved by the Committee for any Awards of PVR Stock to be earned under the Plan.

It  is not currently anticipated that any officer could
earn  annual  compensation in  excess  of  one  million
dollars   under   the   existing  compensation   plans.
Stockholder approval of the 1995 Annual Incentive  Plan
would  be required for compensation under this plan  to
qualify for deductibility under Section 162(m)  of  the
Internal Revenue Code.  Some additional limitations  on
the  performance vested restricted stock  portion  (but
not the non-qualified stock option portion) of the 1994
Long-Term  Incentive  Plan might also  be  required  to
qualify  that  compensation  for  deductibility.    The
Committee will consider recommending such steps as  may
be  required  to  qualify either  annual  or  long-term
incentive  compensation  for  deductibility   if   that
appears appropriate at some time in the future.

This   Report  has  been  submitted  by  the  Executive
Compensation and Bonus Committee:  Thomas  M.  Gibbons,
Chairman;  Patricia  A. Goldman; William  L.  Jews  and
Malcolm McNair.

Security Ownership by Certain
Beneficial Owners and Management

The following table sets forth the shares of each class of the Company's stock and the percentage of each class owned by all persons known by the Company to be the beneficial owner of more than 5% of the shares of any class on January 31, 1995:



Name and Address of                                            Percent
Beneficial Owner                         Title of class         Amount     of
Class
- ----------------------------------------------------------  ----------     ----
- ------

American Trading    Class A Common Stock      2,471,098          51.30
  and Production    Class B Common Stock        661,282          13.26
  Corporation
   "group" (a)
Blaustein Building
P.0. Box 238
Baltimore, MD  21203

A.I.C. Limited      Class A Common Stock        448,900           9.32
  "group" (b)
7930 Clayton Road
St. Louis, MO  63117

Heine Securities    Class B Common Stock        345,100           6.92
  Corporation (c)
1 John F. Kennedy Parkway
Short Hills, NJ  07078

Donald Smith & Co., Class B Common Stock        490,000           9.83
  Inc. (d)
15 Essex Road
Paramus, NJ  07652

(a) American Trading and Production Corporation ("ATAPCO") and various persons who (or whose spouse) hold stock in ATAPCO either individually or in a fiduciary or beneficial capacity are a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"). ATAPCO, Inc., a Delaware corporation and a wholly-owned subsidiary of ATAPCO, is the holder of 2,366,526 shares of Class A Common Stock and 591,629 shares of Class B Common Stock, and other members of the ATAPCO group are the holders of 104,572 shares of Class A Common Stock and 69,653 shares of Class B Common Stock. The Class B Common Stock shown in the table includes the stock granted in 1994 to members of the group as Performance Vested Restricted Stock under the 1994 Long-Term Incentive Plan and 11,699 shares that members of the group have a right to acquire on or after February 24, 1995 pursuant to options granted under that Plan.

(b) This information was obtained from a report on Schedule 13D dated January 14, 1983 and Amendment No. 7 dated June 18, 1990, which were filed with the Securities and Exchange Commission (the "Commission"). A.I.C. Limited, the record owner of 448,900 shares of Class A Common Stock, and two associates, who have no record ownership of Class A Common Stock, are a "group" as that term is used in Section 13(d)(3) of the Exchange Act.

(c) This information was obtained from a report on Schedule 13G dated February 12, 1993 and Amendment No. 2 dated January 18, 1995 filed with the Commission. Heine Securities Corporation is a registered investment advisor.

(d) This information was obtained from a report on Schedule 13G dated January 27, 1995 filed with the Commission. Donald Smith & Co., Inc. is a registered investment advisor.


The following table sets forth the number of shares of each class of the Company's stock and the percentage of each class owned by each of the directors and nominees, by certain executive officers and by all directors and officers as a group on January 31, 1995:

                              Shares of Securities Beneficially Owned
                                           on January 31, 1995 (a)
                              ------------------------------------------------
- --

                                                                      CLASS A
CLASS B
                                                          COMMON STOCK
COMMON STOCK
                     Amount        %         Amount                %
                  ------------  --------  -------------  --------
Jack Africk                ---                      500       (b)
George L. Bunting, Jr.     ---                    1,000       (b)
Michael F. Dacey         1,000       (b)            ---
Charles L. Dunlap          ---                   23,366   (b) (c)
Robert M. Freeman        1,000       (b)            ---
Thomas M. Gibbons          200       (b)            ---
Patricia A. Goldman        100       (b)            ---
Peter J. Holzer            500       (b)            ---
William L. Jews            ---                      200       (b)
Malcolm McNair             251   (b) (d)             36       (b)
Thomas L. Owsley         8,963       (b)          6,386   (b) (e)
Henry A. Rosenberg, Jr. (f)2,471,09851.30       661,282     13.23
George R. Sutherland, Jr. (g)250     (b)          7,291   (b) (e)
Randall M. Trembly      11,962       (b)          7,023   (b) (e)

All Directors. Nominees and
  Officers as a group including
  those listed above
  (21 individuals)   2,503,253     51.96        738,746 14.81 (h)

  (a) Unless otherwise noted, the director holds sole voting and investment power over the shares listed. In the case of officers of the Company, the table includes interest in shares held by the trustee under the Employees Savings Plan, and the Class B Common Stock granted in 1994 as Performance Vested Restricted Stock under the 1994 Long-Term Incentive Plan.

(b)  Represents less than one percent.

(c) Includes 5,266 shares that may be acquired on or after February 24, 1995 pursuant to options granted under the 1994 Long-Term Incentive Plan.

(d) Mr. McNair holds 100 shares jointly with his wife with whom he shares voting and investment power.

(e) Includes 1,566 shares that may be acquired on or after February 24, 1995 pursuant to options granted under the 1994 Long-Term Incentive Plan.

(f) Henry A. Rosenberg, Jr. is a director and stockholder of ATAPCO which is a member of the "group" (as that term is used in
Section 13(d)(3) of the Exchange Act) referred to in the first table under this heading, "Security Ownership by Certain Beneficial Owners and Management." The shares listed are the shares owned by the ATAPCO "group." Henry A. Rosenberg, Jr. owns shares of preferred stock and is a beneficiary of a trust of which he is one of the trustees holding common stock of ATAPCO. In addition, Mr. Rosenberg is one of the trustees of other trusts, in which he has no beneficial interest, which own shares of preferred and common stock of ATAPCO. Of the shares listed above, Mr. Rosenberg holds 21,544 shares of Class A Common Stock and 27,383 shares (including Performance Vested Restricted Stock) of Class B Common Stock individually and in the Company's Employees Savings Plan. The Class B Common Stock shown on the table also includes 8,333 shares that may be acquired on or after February 24, 1995 pursuant to options granted to Mr. Rosenberg under the 1994 Long-Term Incentive Plan and similar options for 3,366 shares held by other members of the group.
                                      -7-

(g) Mr. Sutherland holds his stock jointly with his wife with whom he shares voting and investment power.

(h) Includes 27,927 shares that may be acquired on or after February 24, 1995 pursuant to options granted under the 1994 Long-Term Incentive Plan.

Based upon a review of the Forms 3, 4 and 5 and any amendments thereto, filed with the Commission and furnished to the Company as well as letters provided to the Company by various reporting persons, the Company is of the opinion that no reporting person has failed to file on a timely basis the reports required by
Section 16(a) of the Exchange Act during the Company's most recent fiscal year.

                       Interest of Management and Others
             in Transactions with the Company and its Subsidiaries

In  the ordinary course of business, the Company leases
offices in an office building owned by American Trading
Real Estate Company, Inc., all of the stock of which is
owned by American Trading Real Estate Properties, Inc.,
a  wholly-owned subsidiary of ATAPCO of  which  Messrs.
Henry  A.  Rosenberg, Jr. and Edward L.  Rosenberg  are
directors  and stockholders, and Mr. Frank B. Rosenberg
is   a  stockholder.  For  1994  the  total  rent  paid
including  escalation  was  $1,131,809  which  was   no
greater than the rent charged others for comparable space in the building. In addition, the Company paid
$64,871 for maintenance and miscellaneous charges which was no greater than charges to others for comparable services.

In the ordinary course of business, the Company and its
subsidiaries    maintain   bank   accounts    in    and
relationships  with,  including  from  time   to   time
borrowings  from, The Chase Manhattan  Bank,  N.A.,  of
which   Mr.   Holzer   is   an  officer,   and   Signet
Bank/Maryland,   a   subsidiary   of   Signet   Banking
Corporation, of which Mr. Freeman is an officer  and  a
director and Mr. Henry A. Rosenberg, Jr. is a director.
Signet  Bank/Maryland  is  also  the  Trustee  of   the
Company's Retirement Plan. Chase Securities,  Inc.,  an
affiliate  of  The Chase Manhattan Bank, N.A.,  was  an
underwriter  in the Company's recent offering  of  $125
million of its 10 7/8% Senior Notes due 2005.

Effective November 1, 1993, Mr. Africk became a general business advisor and consultant to the Company for which he is paid a consultancy fee of $3,000 per month.
His work in this capacity is in addition to his service as a Director, member of the Executive Committee and Chairman of the Audit Committee.

              Additional Information with Respect to Compensation
                                   Committee
             Interlocks and Insider Participation in Compensation
                                   Decisions

Mr.  Henry A. Rosenberg, Jr. serves as a member of  the
Organization  and  Compensation  Committee  of   Signet
Banking Corporation, and Mr. Freeman, Chairman  of  the
Board  and  Chief Executive Officer of  Signet  Banking
Corporation, is a director of Crown.

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid to the chief executive officer and the other four most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries during the last three fiscal years:





                                                     Long-Term
                                                    Compensation
                                                    ---------------
                              Annual Compensation   Awards
                              ---------------------------     ---------------
Name                                           Other                 All
and                                           AnnualSecurities     Other
Principle                                    Compen-Underlying   Compen-
Position                  Year    Salary  sation (1)Options (2)sation (3)
- ----------              ------  -------- -----------------------------------
Henry A. Rosenberg, Jr.   1994 $ 541,672     $19,774    25,000   $20,260
Chairman of the Board     1993   525,000      17,734       N/A    15,736
  and Chief Executive    1992    521,668      17,460       N/A    15,670
  Officer

Charles L. Dunlap         1994  $395,008     $19,492    15,800   $13,895
President and Chief       1993   381,672      16,224       N/A    13,777
  Operating Officer       1992   375,000      15,210       N/A     3,833

George R. Sutherland, Jr. 1994  $159,924     $14,728     4,700  $  9,033
Vice President - Supply   1993   152,504      12,265       N/A     5,322
  and Transportation      1992    75,577       6,000       N/A     1,241

Thomas L. Owsley          1994  $156,672     $15,525     4,700  $  8,039
Vice President - Legal    1993   148,000      13,225       N/A     7,038
                          1992   137,000      13,044       N/A     6,914

Randall M. Trembly        1994  $156,672     $14,000     4,700  $  7,528
Vice President -          1993   145,000      12,000       N/A     7,034
  Refining                1992   135,000      12,000       N/A     6,945


(1) These amounts include automobile allowances, gasoline allowances, and the tax gross-ups applicable to the gasoline allowances. Perquisites below the required reporting levels are not included in this table.

(2) The options are for the purchase of shares of Class B Common Stock.

(3) These amounts include imputed income related to excess life insurance, payments for executive medical insurance and the Company's matching payments under the Employees Savings Plan. In 1994, the imputed income for Mr. Rosenberg was $8,640; for Mr. Dunlap $2,275; for Mr. Sutherland, $1,843; and for Mr. Owsley, $611. The executive medical payments for the officers listed in the table were $1,620. The balance of the amount reported for 1994 represents the Company's matching payments under the Employees Savings Plan.

Employment Agreement with Charles L. Dunlap

     Mr.  Dunlap has an employment agreement  with  the
Company  to serve as the President and Chief  Operating
Officer  for a term of five years beginning on December
1,  1991  and ending on November 30, 1996. The contract
is  automatically  extended from year  to  year  unless
either  party  gives a proper notice of termination  to
the  other  party.  Under the agreement, Mr. Dunlap  is
entitled  to receive a minimum base salary of  $375,000
per  year  and  to participate in the Company's  bonus,
incentive  and  benefit plans including  the  Company's
Supplemental   Retirement  Income   Plan   for   Senior
Executives. The agreement fixes the rights of the parties in the event of termination of employment during the term of the agreement, and it includes a non-compete provision which places certain limitations upon Mr. Dunlap's activities.

                       OPTION GRANTS IN LAST FISCAL YEAR
                                                Individual Grants





                         % of Total
                Number of   Options
               SecuritiesGranted to                              Grant
               Underlying Employees                               Date
                  Options in Fiscal  Exercise     Expiration   Present
              Granted (1)      Year     Price           Date Value (2)
           ------------------------------------------------------------------
Henry A. Rosenberg, Jr.25,000   22.77 $16 7/8  Feb. 24, 2004  $100,000
Charles L. Dunlap  15,800     14.39    16 7/8  Feb. 24, 2004    63,200
George R. Sutherland, Jr.     4,700      4.28         16 7/8Feb. 24, 2004
18,800
Thomas L. Owsley    4,700      4.28    16 7/8  Feb. 24, 2004    18,800
Randall M. Trembly  4,700      4.28    16 7/8  Feb. 24, 2004    18,800


(1)  One-third of the options granted became exercisable on February
24,  1995;  an additional one-third will be exercisable on  February
24,  1996;  and the final one-third will be exercisable on  February
24,  1997.   Tax  withholding  obligations  may  be  satisfied  upon
exercise by the deduction of option shares.

(2)  The  Company  retained an outside advisor to  value  its  stock options  based  upon  the  Black-Scholes model,  a  widely-used  and accepted  formula  for  valuing traded  stock  options.  The  actual increase in value will occur directly with the appreciation  of  the per  share  market price of the Company's Class B  Common  Stock  as stockholders' return on investment increases.  There is no  gain  to the  executives,  however,  if the per share  market  price  of  the
Company's  Class B Common Stock does not increase or if it declines.
The  following  assumptions were used to calculate the Black-Scholes
value:    a   ten-year  option  term,  17.03  percent  stock   price
volatility,  7.0  percent risk-free rate of return, annual  dividend yield of 3.75 percent and an exercise price equal to the stock price on the date of grant.  This resulted in an option value of $4.00 per
share.   The  advisor has used the historical annual dividend  yield and stock price volatility rate as assumptions for the Black-Scholes model.  The  companies in the Value Line Integrated Petroleum  Index shown on the Performance Graph in this Proxy Statement were used  by
the   advisor   to  establish  a  stock  price  volatility.    These
calculations  are  not  projections, and  there  is,  therefore,  no guarantee  that  the assumptions will be the actual annual  dividend yield or stock price volatility rate over the next ten years.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES
                                        Number of Securities
                                        Underlying Unexercised
                                       Options at FY-End (1)
                             Exercisable                 Unexercisable
                          --------------             -----------------
Henry A. Rosenberg, Jr.            8,333                        16,667
Charles L. Dunlap                  5,266                        10,534
George R. Sutherland, Jr.          1,566                         3,134
Thomas L. Owsley                   1,566                         3,134
Randall M. Trembly                 1,566                         3,134


(1) The options are for the purchase of Class B Common Stock.


          LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR (1)

                                                    Estimated Future Payouts
                                                    ---------------------------
- ----
                        Number
                            of Performance Threshold    Target    Maximum
Name                    Shares      Period  (Shares)  (Shares)(Shares) (2)
- -------             -----------------------------------------------------------
- ----

Henry A. Rosenberg, Jr. 24,800Jan. 1, 1994 -  12,400    24,800     24,800
                              Dec. 31, 1996                     plus cash

Charles L. Dunlap       15,600Jan.1, 1994 -    7,800    15,600     15,600
                              Dec. 31, 1996                     plus cash

George R. Sutherland, Jr.  4,500Jan.1, 1994 -  2,250     4,500      4,500
                              Dec. 31, 1996                     plus cash

Thomas L. Owsley         4,500Jan.1, 1994 -    2,250     4,500      4,500
                              Dec. 31, 1996                     plus cash

Randall M. Trembly       4,500Jan.1, 1994 -    2,250     4,500      4,500
                              Dec. 31, 1996                     plus cash

(1) The shares listed are Class B Common Stock which was issued as
Performance Vested Restricted Stock ("PVR Stock") and was  awarded
to  participants  under the 1994 Long-Term  Incentive  Plan.   The
performance  goals applicable to these awards are based  upon  the
Company's  Net  Margin which is defined in the  Plan  as  Refining
Gross   Margin   minus   Total  Refining  Costs   plus   Marketing
Contribution  minus  Administrative Costs.  Income  Before  Income
Taxes  must meet the minimum threshold established for  the  cycle for any PVR Stock to be earned.

(2) The cash earned at the maximum level is equal to 50% of the value of the stock earned on the date the restrictions lapse.

                              PENSION PLAN TABLE

                                           Years of Service
            ---------------------------------------------------------------------------------------------------
Renumeration  15          20        25        30        35        45
- -------------------------------------------------------------------------------
    $150,000                   $   54,000$ 72,000$ 94,500$117,000$139,500
$184,500
      200,000                        72,000    96,000   126,000   156,000
186,000246,000
      250,000              90,000   120,000   157,500   195,000   232,500
307,500
      300,000             108,000   144,000   189,000   234,000   279,000
369,000
      400,000             144,000   192,000   252,000   312,000   372,000
492,000
      500,000             180,000   240,000   315,000   390,000   465,000
615,000

The table above reflects the retirement benefits (life annuity with 60 months certain) which would be payable under the Company's Retirement Plan at various base salary levels and years of service projected to normal retirement. The Retirement Plan is a career average plan with benefits based on taxable compensation. Limitations imposed by the Internal Revenue Code or any other statute are not reflected in the table since the Company's
Supplemental Retirement Income Plan for Senior Executives is designed to provide or restore to participants the benefits that would have been received under the Retirement Plan if calculated without regard to such limitations. Henry A. Rosenberg, Jr. and Charles L. Dunlap are currently covered by the Supplemental Retirement Income Plan and George R. Sutherland, Jr., Thomas L. Owsley, and Randall M. Trembly will be eligible to participate at age 55 if they are designated as participants by the Board of Directors. Henry A. Rosenberg, Jr.'s normal retirement date was December 1, 1994. His years of credited service at that time were
42.33 years. The estimated years of credited service projected to normal retirement for the other executives listed in the Summary Compensation Table are: Charles L. Dunlap, 16.5; George R.
Sutherland,  Jr., 17.42; Thomas L. Owsley, 23.58;  and  Randall  M.
Trembly, 27.88.

Performance Graph
TOTAL SHAREHOLDER RETURN COMPARISON
(Amounts in Dollars)


                  1989      1990      1991      1992      1993      1994
               -------   -------  --------   -------   -------   -------
Crown Common
  Stock           $100      $ 78      $ 79      $ 46      $ 53      $ 45

Amex Market
  Value Index                100        82       105       106       126   115

Value Line Int.
  Pet. Index                 100       105       114       113       136   145


The graph above plots the cumulative shareholder's return on a $100 investment in Crown Common Stock (Class A and Class B combined on a weighted market value basis) over a five-year period assuming that all dividends are reinvested. The American Stock Exchange Market Value Index and the Value Line Integrated Petroleum Index are also shown on the graph for comparative purposes. It should be noted that the Value Line Index includes a number of major oil companies that are significantly larger than Crown. Many of these companies are also engaged in the upstream production of both crude oil and natural gas and are in other lines of business in addition to their refining and marketing activities.

               Relationship with Independent Public Accountants

The  principal  independent public accountant  for  the
Company and its subsidiaries since the organization  of
the Company has been Ernst & Young or its predecessors,
and  such firm has been selected again for the  current
fiscal year.  A representative of Ernst & Young will be
present at the Annual Meeting of Stockholders and while
no   statement   is  intended  to  be  made   by   such
representative,  he  will  respond  to  any   questions
directed to him.

              Stockholders' Proposals for the 1996 Annual Meeting

Proposals of stockholders of the Company intended to be presented at the Annual Stockholders Meeting of the Company in 1996 must be received by the Secretary of the Company, One North Charles Street, P.O. Box 1168,
Baltimore,  Maryland 21203 not later than November  17,
1995 and must otherwise comply with the rules of the Commission to be eligible for inclusion in the Proxy
Statement for the Annual Meeting in 1996.

                                 Other Matters

Management does not know of any other business to come before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders. However, if any other business should properly come before the meeting, the proxies will be voted with respect thereto in accordance with the direction of the proxy holders.

                     Information Incorporated by Reference

The  Company's  Financial Statements and  Supplementary
Data (Item 8), Management's Discussion and Analysis  of
Financial Condition and Results of Operations (Item 7),
Changes   in   and  Disagreements  with   Auditors   on
Accounting  and  Financial  Disclosure  (Item  9)   and
supplementary  financial information  with  respect  to
Quarterly  Results of Operations are set forth  in  the
Company's  Annual Report on Form 10-K  for  the  fiscal
year   ended   December  31,  1994,  and   are   hereby
incorporated by reference.


                                   By Order of the
Board of
Directors



                                   DOLORES B. RAWLINGS
                                   DOLORES B. RAWLINGS
                                   Secretary
March 16, 1995